Exhibit 5.1

manatt

manatt | phelps | phillips

Client-Matter: 14988-047

April 5, 2004

United PanAm Financial Corp.

3990 Westerly Place, Suite 200

Newport Beach, California 92660

Re:	United PanAm Financial Corp. Registration Statement on Form S-3

Ladies and Gentlemen:

We are counsel for United PanAm Financial Corp., a California corporation (the “Company”). We have been requested to render this opinion in connection with the Company’s Registration Statement on Form S-3 (File No. 333-110478) (the “Registration Statement”), registering for sale (the “Offering”) under the Securities Act of 1933, as amended (the “Securities Act”), a maximum of 2,530,000 shares of the Company’s common stock, no par value (“Registration Shares”), to be sold by PanAmerican Financial, L.P., a shareholder of the Company (the “Selling Shareholder”). This opinion is being furnished in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act.

In rendering the opinion herein, we have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary or advisable for purposes of this opinion. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied without independent investigation, solely upon certificates from governmental entities, from officers of the Company and officers of the Selling Shareholder, and have assumed, without independent inquiry, the accuracy of those certificates. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion as to the statistical information and the financial statements, the notes thereto and related schedules and other financial data, included, or documents incorporated by reference, in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that the Registration Shares are duly authorized, validly issued, fully paid and nonassessable.

1135 West Olympic Boulevard, Los Angeles, California 90064-1614 Telephone: 310.312.4000 Fax: 310.312.4224

Albany | Los Angeles | Mexico City | New York | Orange County | Palo Alto | Sacramento | Washington, D.C.

manatt

manatt | phelps | phillips

United PanAm Financial Corp.

This opinion is limited to the General Corporation Law of the state of California. In rendering this opinion, we have no obligation to revise or supplement it should the current laws of the State of California be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Opinion” in the prospectus which is part of the Registration Statement.

Very truly yours,

/s/    Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP